Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 65 dated December 09, 2004
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             December 09, 2004
Issue Date:             December 14, 2004



CUSIP       Aggregate         Price to    Gross       Named       Dealers'
Number      Principal         Public      Agents'     Agents'     Selling
            Amount                      Concession  Concession  Concession

52519FDJ7   $23,878,000.00    100.00%     2.70%       2.50%       2.00%


CUSIP       Net Proceeds      Interest Rate
Number      to Issuer         per Annum

52519FDJ7   $23,233,294.00    5.70%



CUSIP       Interest Payment        First Interest       Maturity
Number      Dates                   Payment Date         Date

52519FDJ7   Monthly on the 14th,    January 14, 2005     December 14, 2029
            and on the Maturity
            Date


CUSIP       Survivor's     Right of Issuer to Redeem Notes or of
Number      Option         Holder to Require Repayment of Notes
            (Yes/No)

52519FDJ7   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 14th, commencing December 14, 2009. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.



Other Terms:            None


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.